Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

Energy Capital Partners I, LP,

Energy Capital Partners I-A, LP,

Energy Capital Partners I-B IP, LP,

and

Energy Capital Partners I (Cardinal IP), LP

as Sellers,

and

Redbird Gas Storage LLC

as Purchaser

Dated as of August 10, 2014

TABLE OF CONTENTS
(continued)

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of August 10, 2014 and is by and among Redbird Gas Storage LLC, a Delaware limited liability company (“Purchaser”), on the one hand, and Energy Capital Partners I, LP, a Delaware limited partnership (“ECP I”), Energy Capital Partners I-A, LP, a Delaware limited partnership (“ECP I-A”), Energy Capital Partners I-B IP, LP, a Delaware limited partnership (“ECP I-B”), and Energy Capital Partners I (Cardinal IP), LP, a Delaware limited partnership (“ECP Cayman,” and, together with ECP I, ECP I-A and ECP I-B, the “Sellers” and each, a “Seller”), on the other hand. Each of Purchaser and the Sellers is, individually, a “Party,” and, collectively, the “Parties.”

RECITALS
WHEREAS, the Parties desire to enter into a transaction pursuant to which Purchaser will acquire the issued and outstanding limited liability company interests of Cardinal Gas Storage Partners LLC, a Delaware limited liability company (the “Company” and such interests, the “Interests”), held by the Sellers;
WHEREAS, the Sellers own approximately 57.843230% of the issued and outstanding Interests or other equity interests, as the case may be, in (i) the Company, and (ii) Arcadia Gas Storage Holding LLC, Perryville Gas Storage Holding LLC, Cadeville Gas Storage Holding LLC, MGS Holding LLC, Arcadia Gas Storage LLC, Perryville Gas Storage LLC, Cadeville Gas Storage LLC and Monroe Gas Storage Company LLC (the entities listed in this clause (ii), together with the Company, collectively, the “Cardinal Companies”);
WHEREAS, as of the date hereof, (i) ECP I-A is the direct beneficial and record owner of 15.417939% of the Interests, and (ii) ECP I is the direct beneficial and record owner of 24.538439% of the Interests, (iii) ECP I-B is the direct beneficial and record owner of 8.077682% of the Interests, and (iv) ECP Cayman is the direct beneficial and record owner of 9.809169% of the Interests;
WHEREAS, at the Closing, Purchaser will acquire, and the Sellers will sell, respectively, all of the Sellers’ Interests, upon the terms and subject to the conditions set forth in this Agreement (the “Interest Purchase”);
WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser is delivering to Sellers the Parent Guarantee;
WHEREAS, the Sellers and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Interest Purchase;
NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1

Definitions and Rules of Construction

SECTION 1.01     Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement or in Exhibit A hereto.

SECTION 1.02    Rules of Construction.

(a)    Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 2

Purchase and Sale

SECTION 2.01    Interest Purchase. At the Closing, Purchaser shall purchase, and each Seller shall sell, all of such Seller’s right, title and interest in and to the Interests held by such Seller set forth on Section 3.05 of the Seller Disclosure Schedule opposite such Seller’s name, free and clear of all Liens, other than restrictions arising from applicable securities Laws, in exchange for an amount in cash equal to such Sellers’ portion of the Purchase Price as set forth in, and determined in accordance with, Section 2.02, upon the terms and subject to the conditions set forth herein.

SECTION 2.02    Purchase Price. Subject to any adjustments as provided herein, for and in consideration of the sale of the Interests, Purchaser agrees to pay to the Sellers an aggregate amount equal to $120,000,000 (the “Purchase Price”). The portion of the Purchase Price to which each Seller is entitled hereunder shall be calculated in accordance with Section 2.02 of the Seller Disclosure Schedule. Not less than five (5) Business Days prior to the Closing Date, the Sellers shall deliver to Purchaser a written notice setting forth the account or accounts to which the Purchase Price (or allocated portions thereof) should be delivered.

SECTION 2.03    Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Latham & Watkins LLP, at 885 Third Avenue, New York, New York, 10022, at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties; provided that the Closing shall not be required to occur prior to thirty (30) days from the date hereof or such earlier date specified by Purchaser to the Sellers upon not less than two (2) Business Days’ prior written notice (but in any event subject to the satisfaction or waiver of the conditions to Closing as of the Closing) (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be effective as of 11:59 p.m. New York City time on the Closing Date.

SECTION 2.04    Closing Deliveries. At the Closing:

(a)the Sellers shall deliver, or cause to be delivered, to Purchaser or its designees:

(i)a certification from each Seller pursuant to Treasury Regulation Section 1.1445-2(b)(2) substantially in the form attached hereto as Exhibit B; provided, that Purchaser’s sole right in the event the Sellers fail to cause such certificates to be delivered pursuant to this clause (i) shall be to make an appropriate withholding to the extent required by Section 1445 of the Code;

(ii)an assignment of the Interests to Purchaser, in form and substance satisfactory to Purchaser substantially in the form attached hereto as Exhibit C, in each case duly executed by each Seller;

(iii)such other agreements, documents, instruments and writings as are required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.02 or as are otherwise reasonably required in connection with this Agreement.

(b)Purchaser shall:

(i)pay the Purchase Price in accordance with Section 2.02;

(ii)to the extent that the Debt Pay-Off Letters have been obtained, pay to each party holding Paid-Off Debt, as addressed (to the extent applicable) in the Debt Pay-Off Letters, the applicable portion of the Paid-Off Debt, in such amounts and to such accounts as set forth in the Debt Pay-Off Letters; and

(iii)deliver, or cause to be delivered, to Sellers the Parent Guarantee and such other agreements, documents, instruments and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to the terms of Section 6.03 or as are otherwise reasonably required in connection with this Agreement.

SECTION 2.05    Pad Gas Lease Adjustment. Within ten (10) Business Days following the payment of the Purchase Option Price (as defined in the Pad Gas Lease) to Credit Suisse Energy LLC pursuant to Section 9.2(b) of the Pad Gas Lease in respect of the purchase of the Pad Gas (as defined in the Pad Gas Lease), if the Purchase Option Price is less than the Purchase Option Price Floor (the amount of such deficiency, the “Purchase Option Price Deficiency”), then Purchaser agrees to pay, or to cause the Cardinal Companies to pay, an amount equal to fifty percent (50%) of the Purchase Option Price Deficiency to Sellers in the same percentages to which each Seller is entitled to receive the Closing Purchase Price in accordance with Section 2.02 of the Seller Disclosure Schedule. Notwithstanding anything herein to the contrary, if the Purchase Option Price is equal to or greater than the Purchase Option Price Floor then there shall be no payments made to the Sellers in respect of the Purchase Option Price. Purchaser agrees not to, and to cause its Subsidiaries (including, following the Closing, the Cardinal Companies) not to, alter, modify, amend or waive any right under the Pad Gas Lease with an intention to decrease or eliminate any amounts that may become payable to Sellers pursuant to this Section 2.05.

SECTION 2.06    Paid-Off Debt. The Parties shall use commercially reasonable efforts to obtain payoff letters for all indebtedness of the Cardinal Companies arising under the matters set forth on Section 2.06 of the Purchaser Disclosure Schedule which is outstanding immediately prior to Closing (the “Paid-Off Debt”), in form and substance reasonably satisfactory to Purchaser, in each case indicating the amount required to pay off such Paid-Off Debt at Closing and stating that Lien releases necessary to remove any Liens associated therewith may be filed by Purchaser after such amounts are received (collectively, the “Debt Pay-Off Letters”); provided, that the Sellers shall only be obligated to use such commercially reasonable efforts upon the reasonable request of Purchaser.

SECTION 2.07    Intended Tax Treatment. The Parties intend that for U.S. federal and other applicable income tax purposes, the Interest Purchase is intended to be treated as (i) with respect to Sellers, as a sale of partnership interests and (ii) with respect to Purchaser, as a deemed liquidation of the Company followed by a purchase by Purchaser of the assets of the Company that were deemed to have been distributed to Sellers in such liquidation.

ARTICLE 3

Representations and Warranties of Sellers

Except as disclosed in the Seller Disclosure Schedule, each Seller, on a several and not joint basis, hereby represents and warrants to Purchaser as to itself, as of the date hereof and as of the Closing Date, as follows:
SECTION 3.01    Organization and Existence. Such Seller is a limited partnership organized under the laws of Delaware. Such Seller has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.02    Authorization. The execution, delivery and performance by such Seller of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller. This Agreement constitutes (assuming the due execution and delivery by each other Party) a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.03    Consents; Litigation. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required to be obtained or made by such Seller which has not been obtained or made by such Seller in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby, other than (a) the Sellers’ Required Consents set forth in Section 3.03 of the Seller Disclosure Schedule, and (b) the Consents and Filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Sellers, threatened, against such Seller or any of its Affiliates (excluding any Cardinal Company), that would, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.04    Noncontravention. The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by such Seller does not, and, subject to Sellers obtaining the Sellers’ Required Consents, the consummation by such Seller of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a)  the Organizational Documents of such Seller, (b)  any mortgage, lease, franchise, license, permit, agreement or other instrument to which such Seller is a party or by which such Seller is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or indebtedness thereunder, or (c) any Law to which such Seller is subject, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.05    Title.

(a)Each Seller represents and warrants that it is the direct beneficial and record owner of, and has good and marketable title to, the Interests reflected to be owned by it in Section 3.05 of the Seller Disclosure Schedule, in each case, free and clear of all Liens other than those arising pursuant to this Agreement, the Company’s Organizational Documents or applicable securities Laws.

(b)Each Seller represents and warrants that other than pursuant to this Agreement and the Company LLC Agreement, the Interests held directly or indirectly by such Seller, as the case may be, are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests and no Person has any outstanding or authorized option, warrant or other right relating to the sale or voting of such Interests or pursuant to which (a) such Seller is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any such Interests or (b) such Seller has granted, or may be obligated to grant, a right to participate in the profits of the Company.

SECTION 3.06    Compliance with Laws. Such Seller not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

SECTION 3.07    Legal Impediments. To the Knowledge of such Seller, there are no facts relating to such Seller, any applicable Law or any Contract to which such Seller is a party that would disqualify such Seller from conveying the Interests or that would prevent, delay or limit the ability of such Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 3.08    Brokers. Except as set forth in Section 3.08 of the Seller Disclosure Schedule, no Seller or any of its Affiliates (excluding any Cardinal Company) has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

SECTION 3.09    Tax Representations. There are no Liens on the Sellers’ Interests that arose in connection with any failure to pay any Tax. None of the Sellers or any Affiliate of the Sellers has taken a position on any Tax Return with respect to the Cardinal Companies or the assets of the Cardinal Companies or any income, gain, loss, distribution or payment therefrom that is inconsistent with the reporting position taken by the Cardinal Companies, with respect to such items or events.

ARTICLE 4

Representations and Warranties of Purchaser

Except as disclosed in Purchaser Disclosure Schedule, Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:
SECTION 4.01    Organization and Existence. Purchaser has all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Purchaser is a limited liability company duly organized, validly existing and in good standing in its jurisdiction of formation. Purchaser is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.02    Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements and instruments to be delivered hereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes (assuming the due execution and delivery by each of the other Parties hereto) a valid and legally binding obligation of Purchaser, enforceable against Purchaser, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.03    Consents; Litigation. No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by Purchaser which has not been obtained or made by Purchaser in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) the Purchaser’s Required Consents set forth on Section 4.03 of the Purchaser Disclosure Schedule and (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates (excluding any Cardinal Company), that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.04    Noncontravention. The execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Purchaser does not, and, subject to obtaining Purchaser’s Required Consents, the consummation by Purchaser of the transactions contemplated hereby and thereby will not contravene or violate any provision of (a) the Organizational Documents of Purchaser, (b)  any mortgage, lease, franchise, license, permit, agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, or result in the termination or acceleration thereof, or entitle any party to accelerate any obligation or indebtedness thereunder, or (c) any Law to which Purchaser is subject or by which any property or asset of Purchaser is bound or affected except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.05    Compliance with Laws. Purchaser is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.06    Brokers. Purchaser and its Affiliates do not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or their Affiliates could become liable or obliged.

SECTION 4.07    Investment Intent. Purchaser acknowledges that neither the offer nor the sale of the Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Purchaser is acquiring the Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and with no present intention of distributing or reselling any part thereof. Purchaser will not so distribute or resell any of the Interests in violation of any such laws.

SECTION 4.08    Available Funds; Source of Funds. Purchaser has or will have at Closing cash on hand or existing committed credit facilities in an aggregate amount sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement and to otherwise perform its obligations hereunder in accordance with the timing set forth in Article 2, including to pay in full the Purchase Price in accordance with Article 2 and all fees and expenses payable by Purchaser in connection with this Agreement and the transactions contemplated hereby. Purchaser represents and warrants that all funds to be paid to Sellers shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

SECTION 4.09    Investigation. Purchaser is a sophisticated entity, knowledgeable about the industry in which the Cardinal Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Interests. Purchaser has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, as well as the knowledge of the Cardinal Companies and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement.

SECTION 4.10    Legal Impediments. To the Knowledge of Purchaser, there are no facts relating to Purchaser, any applicable Law or any Contract to which Purchaser is a party that would disqualify Purchaser from obtaining control of the Interests or the Cardinal Companies or that would prevent, delay or limit the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE 5

Covenants
SECTION 5.01    Tax Matters.

(a)Tax Returns. The Parties acknowledge that, for U.S. federal Income Tax purposes, the transactions contemplated by this Agreement will result in a termination of the Company on the Closing Date pursuant to Section 708(b) of the Code and that accordingly the taxable year of the Company will close as of the Closing Date for all of the Company’s members. At least thirty (30) days prior to filing any Income Tax Return of a Cardinal Company with respect to any Pre-Closing Period, the Company shall cause a draft copy of such Income Tax Return to be delivered to Sellers for their review and comment. The Company shall cause such Income Tax Returns not to be filed without Sellers’ prior written consent (not to be unreasonably withheld) and shall cause any comments provided to the Company by Sellers to be incorporated in such Income Tax Returns prior to filing unless the Company, in its reasonable discretion, objects to such comments.

(b)Tax Contests. Purchaser and the Cardinal Companies shall promptly notify Sellers in writing upon receiving notice of any audit, assessment, litigation, contest or other proceeding relating to Taxes for which the Sellers could reasonably be expected to be liable, including any Income Taxes relating to the Cardinal Companies with respect to any Pre-Closing Period (a “Tax Contest”), and shall promptly deliver to Sellers copies of all correspondence received in connection with any such Tax Contest. Sellers shall be entitled, and Purchaser shall afford Sellers the opportunity, to participate in any such Tax Contest. Purchaser and its Affiliates (including, following the Closing, the Cardinal Companies) shall keep Sellers promptly informed of all material developments with respect to such Tax Contest (including by providing copies of all communications in connection therewith) and shall not settle or compromise any such Tax Contest without Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c)Cooperation. Subject to the other provisions of this Section 5.01, Purchaser and Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of Tax Returns and any Tax Contest or other proceeding with respect to such Tax Returns. Such cooperation shall include the retention as provided in Section 5.03 and (upon a Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return, Tax Contest or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and documented, out-of-pocket expenses incurred by such cooperating Parties.

(d)Transfer Taxes. Purchaser shall file all Tax Returns required to be filed in respect of Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement, Purchaser, on the one hand, and Sellers, on the other hand, shall each be liable for and shall pay fifty percent (50%) of all such Transfer Taxes. Purchaser shall indemnify, defend and hold harmless Sellers and their respective Affiliates from and against any and all liability for the payment of fifty percent (50%) of such Transfer Taxes and the filing of such Tax Returns. Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates from and against any and all liability for the payment of fifty percent (50%) of such Transfer Taxes.

(e)Purchase Price Allocation. Not later than thirty (30) Business Days after the Closing Date, Sellers shall prepare and deliver to Purchaser an allocation schedule setting forth Sellers’

determination of the allocation of the sum of the Purchase Price and assumed (or deemed assumed) obligations to the extent properly taken into account under the Code among the assets of the Cardinal Companies that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). Sellers and Purchaser shall work in good faith to resolve any disputes relating to the Allocation within 30 days. If Sellers and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by the a nationally recognized independent accounting firm to be mutually selected by Sellers, on the one hand, and Purchaser, on the other hand, the costs of which shall be borne fifty percent (50%) by the Sellers, on the one hand, and fifty percent (50%) by Purchaser, on the other hand. Sellers and Purchaser shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the allocable Purchase Price or any other amounts constituting consideration for federal Income Tax purposes pursuant to this Agreement. Sellers and Purchaser shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns, and none of the Parties shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code or with the consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. Each of the Sellers and Purchaser agrees to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation; provided, that nothing in this Section 5.01(f) shall require any of the Parties to litigate before any court or challenge any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation; provided, further, that, after consultation with the party (or parties) adversely affected by any Taxing Authority allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

(f)Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. If Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Purchaser shall provide notice to Sellers no less than fifteen (15) days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold, provided however that if Sellers fail to deliver the certifications contemplated by Section 2.04(a)(i) then Purchaser shall not be required to provide any such notice or written explanation with respect to amounts required to be withheld pursuant to Section 1445 of the Code as a result of such failure. Purchaser shall promptly remit all withheld amounts to the applicable Taxing Authority in accordance with applicable Law. Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Seller or Sellers in respect of which the deduction and withholding was made.

(g)Tax Liability and Indemnity. After the Closing, the Sellers shall be responsible for, and shall, severally and not jointly, indemnify Purchaser and hold it harmless from and against: (i) all Taxes of any Seller related to the Cardinal Companies for all Pre-Closing Periods, and (ii) with respect to any taxable period which includes (but does not end on) the Closing Date (“Straddle Period”), all Taxes of any Seller related to the Cardinal Companies attributable to the portion of such Straddle Period that ends on and includes the Closing Date. For purposes of this Section 5.01(g), in the case of any Taxes that are imposed on a periodic basis and are payable for any Straddle Period, the portion of such Tax which relates to the Pre-Closing Period (including, without limitation, each Seller’s proportion share of such Tax) shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use Tax), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date.

SECTION 5.02    Publicity. None of Sellers, Purchaser nor any of their respective Affiliates shall make any public announcement or issue any public communication (including announcements or communications to employees and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Sellers or Purchaser, as applicable (which consent shall not be unreasonably withheld), except (a) if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), in which case Sellers or Purchaser, as applicable, shall, to the extent permitted by applicable Law or legal process (including rules of any national securities exchange), use commercially reasonable efforts to provide such announcement or communication to Sellers or Purchaser, as applicable, as soon as reasonably practicable (and in any event prior to any such announcement or communication) and shall consider in good faith any comments received from Sellers or Purchaser, as applicable, with respect to such announcement or issuance, and (b) that, for the avoidance of doubt, either Party and their respective Affiliates may, without the prior consent of the other Party, issue any non-public release or statement or otherwise disclose information with respect to this Agreement, other transaction documents or the transactions (including the Purchase Price and other terms of the Agreement or other transaction documents) to any of its or their respective Affiliates, representatives, lenders and current and potential investors, in each case which are subject to contractual confidentiality obligations with respect to the information disclosed to them (whether pursuant to such release or statement or otherwise).

SECTION 5.03    Post-Closing Books and Records.

(a)As of the Closing, Sellers and their Affiliates shall be entitled to retain copies (at Sellers’ sole cost and expense) of any such books, records and other documents which pertain solely to the ownership or operation of the Cardinal Companies to the extent that such books, records or other documents are reasonably required by Sellers or their Affiliates in connection with the preparation of any Seller’s Tax Returns or with any audit thereof or otherwise required to be retained by Law or applicable regulatory authority. Each of Sellers and their Affiliates shall, and shall cause their respective Affiliates, counsel, accountants and other advisors and representatives to, subject to Section 5.02, maintain in confidence, and not disclose, or use, except for the purposes set forth in the immediately preceding sentence, any such retained books, records and other documents, and any other written, oral or other information relating to the Cardinal Companies obtained by virtue of Sellers’ investment in the Cardinal Companies (the “Sellers’ Confidential Information”). The foregoing shall not prohibit Sellers’ or any of their Affiliate’s disclosure of such Sellers’ Confidential Information to the extent required by Law or applicable regulatory authority, in which case Sellers or their Affiliates, as applicable, shall, to the extent permitted by applicable Law or applicable regulatory authority, use commercially reasonable efforts to provide notice of such required disclosure to Purchaser as soon as reasonably practicable (and in any event prior to any such required disclosure). Furthermore, Purchaser acknowledges that in the ordinary course of Sellers’ and their respective Affiliates’ businesses, Sellers and such Affiliates may pursue, acquire, manage and serve on the boards of companies that may be potential competitors to the Cardinal Companies and, without limiting the obligations under this Section 5.03(a), this Section 5.03(a) shall not prohibit or restrict such activities.

(b)Purchaser shall cause the Cardinal Companies to, retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Cardinal Companies’ businesses that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Cardinal Companies’ businesses or the Cardinal Companies’ assets which shall be retained until sixty (60) days after the date required by applicable Law, and, subject to Sellers’ obligation to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney client privilege and any documents that are covered by the work product doctrine, to make the same available after the Closing Date for inspection and copying by Sellers (at Sellers’ sole cost and expense) during regular business hours and at times and dates mutually acceptable to the Parties without significant disruption to the Cardinal Companies’ businesses and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if Sellers or any of their Affiliates have previously requested in writing that such books and records be preserved, Purchaser shall cause the Cardinal Companies to either preserve such books and records for such reasonable period as may be requested by Sellers or transfer such books and records to Sellers or their designated Affiliates, in each case at Sellers’ sole cost and expense.

SECTION 5.04    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

SECTION 5.05    Further Actions.

(a)Subject to the terms and conditions of this Agreement, each Party agrees to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in an expeditious manner.

(b)The Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents, any approvals of parties to Contracts with the Cardinal Companies, and any Filings or Consents with or from any Governmental Entity, including by (i) preparing and filing as soon as practicable all such Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby, (ii) assuring that all such Filings are in material compliance with the requirements of applicable regulatory laws, (iii) making available to the other party such information as the other party may reasonably request in order to complete the Filings or to respond to information requests by any relevant Governmental Entity, (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keeping each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including but not limited to promptly furnishing the other with copies of notices or other communications, filings or correspondence between the Parties, or any of their respective subsidiaries, and any Governmental Entity (or members of their respective staffs) with respect to the transactions, (v) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental Entity, (vi) ensuring the prompt expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions, (vii) taking all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (viii) executing and delivering any additional instruments necessary to fully carry out the purposes of this Agreement and (ix) taking, or causing to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby. Prior to communicating any information to any Governmental Entity (or members of their respective staffs) in oral or written form, each party shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any proposed communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Purchaser agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transaction unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other party the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c)Each Party shall (i) promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Entity and (iii) except as required by applicable Law, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement.

(d)Subject to the compliance of the Parties with Section 5.05(b), Purchaser, on the one hand, and Sellers, on the other hand, shall not have any liability whatsoever to the other Party arising out of or relating to the failure to obtain any Consents or make any Filings, or because of the termination of, or default under, any Contract, in each case to the extent such Consents, Filings or Contracts are listed on Section 3.03 of the Seller Disclosure Schedule or Section 4.03 of the Purchaser Disclosure Schedule.

(e)Purchaser and Sellers shall take all actions pursuant to the Company LLC Agreement, whether pursuant to Section 10.10(a)(i), Section 10.10(a)(ii), Section 10.10(c)(i) or Section 10.16 of the Company LLC Agreement or any other section of the Company LLC Agreement, required in order to permit the consummation of the transactions contemplated by this Agreement and to remove the Sellers as members of the Company. Purchaser and Sellers acknowledge and agree that the consummation of the Interest Purchase will result in the application of “Tag-Along Rights” (as defined in the Company LLC Agreement) for each Category B Member (as defined in the Company LLC Agreement) and that a notice substantially in the form attached hereto as Exhibit D shall be provided by Sellers to each Category B Member in accordance with Section 10.16 of the Company LLC Agreement promptly following the execution of this Agreement. In the event that any Category B Member elects to exercise his, her or its Tag-Along Rights, Purchaser shall purchase any Membership Interests (as defined in the Company LLC Agreement) elected to be sold by such Category B Member as part of the exercise of such Tag-Along Rights in the manner described in the notice attached hereto as Exhibit D; provided, however, Purchaser shall not be required to purchase any Membership Interests of such Category B Member in excess of such Category B Member’s Category B Pro Rata Share.

SECTION 5.06    Post-Closing Cooperation. After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Cardinal Companies, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.

SECTION 5.07    No Solicitation; Alternative Transactions. From the date hereof until the earlier of (a) the termination of this Agreement pursuant to Article 9 and (b) the Closing Date, the Sellers shall not, and the Sellers shall cause their Affiliates and Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any Party or any Affiliate, associate or designee of any Party) concerning any proposal in each case relating to the sale or transfer of all or any substantial part of the assets, business or equity of any Seller or the Cardinal Companies (whether through sale, merger or otherwise), including, without limitation for the sale of the Interests held by the Sellers, other than providing information in connection the transaction contemplated hereby in accordance with the terms hereof, and each Seller and its Affiliates will immediately cease any such activities commenced prior to the date hereof and direct its Representatives to similarly cease and refrain from such activities.

SECTION 5.08    Director and Officer Indemnification.

(a)Purchaser shall cause each Cardinal Company to honor and provide for a period of not less than six (6) years from the Closing Date, provisions in its Organizational Documents concerning the indemnification and exculpation (including relating to expense advancement) of such Cardinal Company’s former and current (as at the Effective Time) officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of such Cardinal Company, in each case, as in effect immediately prior to the Effective Time. Purchaser shall assume, and be jointly and severally liable for, and shall cause each Cardinal Company to honor, each of the covenants in this Section 5.08.

(b)Effective as of Closing, (i) Purchaser shall cause the Company to purchase (at Sellers’ cost) and maintain in effect for a period of not less than six (6) years from the Closing Date, a “tail” policy to the current directors’ and officers’ liability insurance covering those Persons who are currently covered by any Cardinal Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing Date and (ii) if any Claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 5.08 shall be continued in respect of such Claim until the final disposition thereof.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 5.08 shall survive the consummation of the Interest Purchase indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Company. In the event that the Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 5.08.

SECTION 5.09    Casualty Loss. If (a) physical damage to, or destruction of, the property of any Cardinal Company occurs between the date of this Agreement and Closing (each such event, a “Casualty Loss”), or (b) a condemnation or taking under any right of eminent domain of the property of any Cardinal Company occurs between the date of this Agreement and Closing (each such event, a “Taking”), and (i) with respect to all such Casualty Losses, if the aggregate costs to restore, repair or replace any such property subject to such Casualty Losses to a condition reasonably comparable to its prior condition, less any insurance proceeds received, or reasonably expected to be received, by any Cardinal Company or its Affiliates with respect to such Casualty Losses, and (ii) with respect to all such Takings, the value of the property subject to such Takings, less any condemnation awards received by any Cardinal Company or its Affiliates with respect to such Takings, exceeds, in the aggregate between all such Casualty Losses and all such Takings, $25,000,000, Purchaser may, by notice to Sellers, terminate this Agreement. If Purchaser exercises its option to terminate this Agreement pursuant to this Section 5.09, this Agreement will be void and have no further effect, the provisions of Section 9.02 will apply, and no Party will have any further right or duty to or claim against the other Party, except as expressly provided otherwise in this Agreement. If Purchaser does not exercise its option to terminate this Agreement pursuant to this Section 5.09, then: (a) no Party’s rights or obligations shall be affected in any way; (b) there will not be deemed a breach of representation or warranty by Sellers as a result of such Casualty Loss or Taking; (c) there will be no change to the Purchase Price in respect of the Casualty Loss or Taking; and (d) to the extent Sellers maintain any insurance or are a named insured or additional insured under any insurance maintained by the operator of the Cardinal Companies in respect of the Casualty Loss, Sellers shall assign such benefit to Purchaser or otherwise assign to Purchaser all insurance proceeds payable as a result of such Casualty Loss.

ARTICLE 6

Conditions to Closing

SECTION 6.01    Conditions to Each Party’s Obligations. The obligation of each Party to consummate the Closing is subject to the satisfaction (or waiver by such Party) on or prior to the Closing of each of the following conditions:

(a)All of the Required Consents shall have been made, given or obtained and shall be in full force and effect.

(b)No injunction or other legal prohibition of any Governmental Entity or other Law preventing the Interest Purchase shall be in effect; provided, that the Party asserting this condition shall have complied with its obligations under Section 5.05.

SECTION 6.02    Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of each of the following additional conditions:

(a)Sellers shall have performed and satisfied in all material respects each of their agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing.

(b)The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (and shall be true and correct in all respects in the case of representations and warranties qualified by materiality or Seller Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date) (and in all respects in the case of representations and warranties qualified by materiality or Seller Material Adverse Effect).

(c)The Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed on behalf of each Seller by an authorized executive officer thereof, certifying that the conditions specified in Section 6.02(a) and Section 6.02(b) hereto have been fulfilled.

(d)Sellers shall have delivered resignation letters executed by each of the Persons set forth on Section 6.02(d) of the Seller Disclosure Schedule, confirming such Person’s resignation from his or her position as a director, manager and/or officer (and/or any other similar position) of the Cardinal Companies.

SECTION 6.03    Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of each of the following additional conditions:

(a)Purchaser shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Sellers of all amounts required to be paid by Purchaser at the Closing under Section 2.03.

(b)The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (and shall be true and correct in all respects in the case of representations and warranties qualified by materiality or material adverse effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date) (and in all respects in the case of representations and warranties qualified by materiality or material adverse effect).

(c)Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized individual thereof, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) hereto have been fulfilled.

SECTION 6.04    Frustration of Closing Conditions. Neither Purchaser nor Sellers may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.05.
ARTICLE 7

Survival and Disclaimers

SECTION 7.01    Survival of Certain Representations, Warranties and Other Agreements. The representations, warranties, agreements and covenants in this Agreement and any certificate delivered pursuant hereto by any Person shall survive for a period of one year after the Closing Date, except that (a) the representations set forth in Section 3.01, Section 3.02, Section 3.05, Section 3.08 (the “Seller Specified Representations”) shall survive for a period of three years after the Closing Date and thereafter there will be no remedies available to Purchaser with respect to any breach of such representations, other than in the case of Fraud, (b) other than the covenants and agreements set forth in Section 5.01(g), the covenants and agreements which by their terms are to be performed after Closing shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith and thereafter there will be no remedies available to the Parties hereto with respect to any breach of such covenants and (c) the covenants and agreements set forth in Section 5.01(g) shall survive for a period of three years after the Closing Date and thereafter there will be no remedies available to Purchaser with respect to any breach of such covenants and agreements; provided, that any claim made or asserted by an Indemnified Entity within the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall continue to survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

SECTION 7.02    Disclaimers; Release.

(a)Purchaser acknowledges and agrees that (a) except for those EXPRESS representations and warranties contained in this Agreement (as modified by the Seller Disclosure Schedule), (i) THE CARDINAL COMPANIES AND SELLERS’ INTERESTS IN THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” and (ii) none of the Sellers nor any other Person on their behalf, makes any other representation or warranty, express or implied, AS TO THE CONDITION, VALUE OR QUALITY OF THE CARDINAL COMPANIES OR THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE CARDINAL COMPANIES AND THEIR ASSETS OR with respect to Sellers or the transactions contemplated hereby, and Sellers disclaim any other representations or warranties, whether made by Sellers, the Cardinal Companies or any of their respective Affiliates or Representatives; and (b) without limiting the generality of the foregoing, neither Sellers, nor any of their Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to any projections and other forecasts and plans regarding the Cardinal Companies, including projected financial statements, cash flow items and other data of the Cardinal Companies and certain business plan information of the Cardinal Companies.

(b)Except for the obligations of Sellers under this Agreement and other than in the case of Fraud, for and in consideration of the Interests, effective as of the Closing, Purchaser shall and shall cause its Affiliates (including the Cardinal Companies) to absolutely and unconditionally release, acquit and forever discharge Sellers and their respective Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Cardinal Companies, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the the Cardinal Companies (and any predecessors), whether related to any period of time before or after the Closing Date, including liabilities pursuant to the Company LLC Agreement.

SECTION 7.03    Certain Limitations. Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud:

(a)no Representative, Affiliate of, or direct or indirect equity owner in, Sellers shall have any personal liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Sellers in this Agreement, and no Representative, Affiliate of, or direct or indirect equity owner in, Purchaser shall have any personal liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Purchaser in this Agreement; and

(b)no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, however, that the foregoing shall not apply to third-party claims for which any Party is obligated to indemnify another Party hereunder.

ARTICLE 8

Indemnification

SECTION 8.01    Indemnification by Sellers.

(a)From and after the Closing, subject to the other provisions of this Article 8, the Sellers agree, on a several and not joint basis in accordance with the percentage of the Purchase Price paid to each Seller, as the case may be, to indemnify Purchaser and its officers, directors, employees and Affiliates (excluding the Cardinal Companies) (collectively, the “Indemnified Purchaser Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Purchaser Entity and caused by any (i)  breach of any of the representations and warranties made by Sellers in Article 3 (provided, that no Seller shall be responsible for the breach by any other Seller of any of the representations and warranties made by Sellers in Article 3) or (ii) breach of any of the covenants or agreements of Sellers contained in this Agreement which by their terms are to be performed after Closing (provided, that no Seller shall be responsible for the breach by any other Seller of any covenant or agreement of such other Seller).

(b)Notwithstanding anything to the contrary contained in this Section 8.01, the Indemnified Purchaser Entities shall be entitled to indemnification if such claims are made on or before the expiration of the survival period pursuant to Section 7.01 for the applicable representation, warranty, covenant or agreement.

(c)Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Purchaser Entities be entitled to aggregate Indemnifiable Losses in excess of the Purchase Price (the “Cap”); provided, however, that no Seller shall be liable for aggregate Indemnifiable Losses in excess of such Seller’s portion of the Purchase Price as set forth in, and determined in accordance with, Section 2.02; provided, further, that the foregoing shall not apply to Indemnifiable Losses based on Fraud.

(d)This Section 8.01 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.02    Indemnification by Purchaser.

(a)From and after the Closing Date, subject to the other provisions of this Article 8, Purchaser agrees to indemnify Sellers and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity and caused by any breach of (i) any of the representations and warranties made by Purchaser in Article 4 or (ii) any of the covenants or agreements of Purchaser contained in this Agreement which by their terms are to be performed after Closing.

(b)Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled to aggregate Indemnifiable Losses in excess of the Cap; provided, however, that the Cap shall not apply to Indemnifiable Losses based on Fraud.

(c)This Section 8.02 is subject to the limitations set forth in Section 7.03(b).

SECTION 8.03    Indemnification Procedures.

(a)If an Indemnified Purchaser Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a Claim or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 8 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a Claim brought by a Person not a Party or affiliated with any such Party (a “Third Party”) (such Claim by a Third Party, a “Third Party Claim”), within ten (10) Business Days following receipt of notice of such Third Party Claim by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, as promptly as practicable after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity; provided, that in each case in clauses (i) and (ii), that the failure to notify or delay in notifying the Indemnifying Entity, as the case may be, will not relieve the Indemnifying Entity of its obligations pursuant to this Article 8, except to the extent that such Indemnifying Entity has suffered actual and material prejudice as a result thereof. Each Claim Notice shall describe the Claim and the basis of the Indemnified Entity’s claim for indemnification in reasonable detail.

(b)Upon receipt by an Indemnifying Entity of a Claim Notice in respect of a Third Party Claim, then, except as hereinafter provided, the Indemnifying Entity shall be entitled to assume and have sole control over the defense of such Third Party Claim at its sole cost and expense and with its own counsel (such counsel to be reasonably acceptable to the Indemnified Entity) if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of the Claim Notice from the Indemnified Entity; provided, however, that any Indemnified Entity is hereby authorized prior to and during such 30-day period to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests of those of the Indemnifying Entity and not prejudicial to the defense of such Third Party Claim. If the Indemnifying Entity elects to assume and have sole control over the defense of such Third Party Claim in accordance herewith, (i) the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense and (ii) subject to Section 8.03(d) below, the Indemnifying Entity shall control the course of and make all decisions concerning any such Third Party Claim and expeditiously negotiate a settlement or compromise of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Entity shall not be entitled to assume and have control over the defense of the Indemnified Entity if (A) the Indemnified Entity is advised by its counsel in writing that a conflict of interest under applicable standards of professional conduct is reasonably likely to exist that precludes effective joint representation, (B) if such Third Party Claim arises in connection with a criminal proceeding, indictment or investigation to which the Indemnified Entity may become a subject thereof, (D) a court in which the Third Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Entity’s counsel is prohibited by the court from representing the Indemnified Entity with respect to such Third Party Claim, (E) the Indemnified Entity and the Indemnifying Entity are or become adverse parties in the Third Party Claim, (F) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Entity, or (G) the Indemnifying Entity and/or its counsel fails to actively and diligently conduct such defense of the Indemnified Entity after notice and reasonable opportunity to cure. If the Indemnifying Entity does not assume the defense of the Third Party Claim with the 30-day time period set forth above in accordance with this Section 8.03(b), the Indemnifying Entity shall be deemed to have waived it rights to later assume defense of such Third Party Claim.

(c)If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party Claim, the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity shall not elect to defend, settle or compromise such Third Party Claim, (ii) is not entitled to assume and control the defense of such Third Party Claim as provided above or (iii) fails to make such an election in writing, or until the Indemnifying Entity assumes such defense, then such Indemnified Entity may, at its option, and at the cost and for the account of the Indemnifying Entity, and subject to Section 8.03(d) below, defend, settle or otherwise compromise or pay such Third Party Claim. In such case, the Indemnified Entity shall have the right with respect to any Third Party Claim for which it is assuming the defense to choose counsel and make decisions regarding any such Third Party Claim; provided, that the Indemnified Entity shall be entitled to participate in such defense, with counsel reasonably acceptable to the Indemnified Entity, at such Indemnifying Entity’s sole cost and expense.

(d)No Third Party Claim shall be made the subject of a consent decree or otherwise settled or compromised by the Indemnifying Entity or the Indemnified Entity, as applicable, without the prior written consent of the Indemnified Entity or the Indemnifying Entity, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. Whether or not the Indemnifying Entity has assumed the defense of any Third Party Claim, such Indemnifying Entity will not be obligated to indemnify the Indemnified Entity hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Entity’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(e)Each Indemnified Entity shall, at the Indemnifying Entity’s expense, make available to the Indemnifying Entity all information reasonably available to such Indemnified Entity relating to such Third Party Claim, except as may be prohibited by applicable Law; provided, however, that the Indemnified Entity shall not be required to disclose to the Indemnifying Entity any documents or correspondence covered by the attorney client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney client privilege or the work product doctrine, the Indemnified Entity shall notify the Indemnifying Entity if the Indemnified Entity seeks to protect such privilege with respect to third parties. The Indemnified Entity shall disclose to the Indemnifying Entity the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Entity, the Indemnified Entity and the Indemnifying Entity shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(f)If the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a Third Party Claim, the Indemnifying Entity will have a period of thirty (30) days following receipt of a Claim Notice from the Indemnified Entity to respond to such claim for indemnification. If the Indemnifying Entity does not so respond within such thirty (30) day period, the Indemnifying Entity will be deemed to have rejected such claim for indemnification, in which event the Indemnified Entity will be free to pursue such remedies as may be available to the Indemnified Entity under this Article 8.

SECTION 8.04    Indemnification Generally.

(a)The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 8 shall be reduced (retroactively, if necessary) by any insurance proceeds, Tax benefits actually received in the year in which the relevant indemnification payment is made or in a prior year or other amounts actually received by or on behalf of such Indemnified Entity related to the related Indemnifiable Losses. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses and shall subsequently receive insurance proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such insurance proceeds or other amounts actually received; provided, that the amount to be repaid by the Indemnified Entity pursuant to the foregoing shall not exceed the payment received from the Indemnifying Entity in respect of Indemnifiable Losses.

(b)The indemnification provided in this Article 8, subject to the limitations set forth in Article 7 and this Article 8, shall be the exclusive post-Closing remedy available to any Party with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of Fraud.

(c)To the extent permitted by Law, any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

SECTION 8.05    Express Negligence; Limitations on Defense to Certain Claims.

(a)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PERSONS.

(b)TO THE EXTENT THAT AN INDEMNIFIED PURCHASER ENTITY MAKES ANY CLAIMS AGAINST THE SELLERS UNDER THE PROVISIONS OF THIS ARTICLE 8, THE SELLERS MAY NOT ASSERT AND HEREBY EXPRESSLY WAIVE AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE THAT PURCHASER HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE RELATING TO ANY ASPECT OF SELLERS, THE CARDINAL COMPANIES AND THE BUSINESS OR THE ASSETS THEREOF. THE RIGHT TO INDEMNIFICATION IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE 8 WILL NOT BE AFFECTED BY ANY INVESTIGATION CONDUCTED WITH RESPECT TO, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH, ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION SET FORTH IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT OR INSTRUMENT DELIVERED BY OR ON BEHALF OF SELLERS PURSUANT TO THIS AGREEMENT.

(c)THE OBLIGATIONS OF THE SELLERS HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL ENTITY OR THIRD PARTY.

ARTICLE 9

Termination

SECTION 9.01    Termination. This Agreement may be terminated:

(a)at any time prior to the Closing Date by mutual written agreement of Purchaser and Sellers;

(b)by either Purchaser or Sellers if the Closing shall not have occurred on or prior to one hundred and eighty (180) days after the date hereof (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)by either Purchaser or Sellers by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and nonappealable;

(d)by either Purchaser or Sellers by giving written notice to the other Party if there has been a breach by such other Party of any representation, warranty or covenant contained in this Agreement and, assuming Closing were to occur on the day on which such written notice is provided pursuant to this Section 9.01(d), such breach would result in the failure to satisfy one or more of the conditions to Closing of the Party sending such notice (set forth in Section 6.02 or Section 6.03, as applicable) and such breach, if of a character that is capable of being cured, is not cured by the breaching Party within thirty (30) days of its receipt of such written notice from the other Party; provided that (i) Purchaser shall not be permitted to terminate this Agreement if Purchaser is then in breach of this Agreement in a manner which would result in the failure to satisfy one or more of the conditions to Closing of the Sellers set forth in Section 6.03 and (ii) Sellers shall not be permitted to terminate this Agreement if Sellers are then in breach of this Agreement in a manner which would result in the failure to satisfy one or more of the conditions to Closing of Purchaser set forth in Section 6.02; or

(e)by Purchaser pursuant to the provisions of Section 5.09.

SECTION 9.02    Effect of Termination.

(a)If this Agreement is terminated as permitted by Section 9.01(a) through (d), such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination.

(b)If this Agreement is terminated by either Party pursuant to Section 9.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.

(c)If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 5.02 (Publicity); Section 5.04 (Expenses); Section 9.01 (Termination); this Section 9.02 (Effect of Termination) and Article 10 (Miscellaneous).

ARTICLE 10

Miscellaneous

SECTION 10.1    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a .pdf document (with confirmation of transmission) if sent prior to 8:00 p.m. in the place of receipt on a Business Day, and on the next Business Day if sent after 8:00 p.m. in the place of receipt on a Business Day or at any time on a date that is not a Business Day or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01).

(a)	if to Purchaser, to:
Martin Operating Partnership L.P.
4200 B Stone Road
Kilgore, Texas 75662
Attention: Chris Booth
Facsimile: (903) 988-7915
Email: Chris.Booth@martinmlp.com

and

Redbird Gas Storage LLC
4200 B Stone Road
Kilgore, Texas 75662
Attention: Chris Booth
Facsimile: (903) 988-7915
Email: Chris.Booth@martinmlp.com

with a copy to:
Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attention: Kevin Peter
Facsimile: (713) 229-2666
Email: kpeter@lockelord.com

(b)	if to Sellers, to:
c/o Energy Capital Partners, LLC
51 John F. Kennedy Parkway, Suite 200

Short Hills, NJ 07078
Attention: General Counsel
Facsimile:  (973) 671-6101

with a copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention:  David Kurzweil and Paul Kukish
Facsimile:  (212) 751-4864
Email:  david.kurzweil@lw.com; paul.kukish@lw.com

SECTION 10.02    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, to the extent valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 10.03    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.04    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and Sellers. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.05    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Article 9, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.06    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 10.07    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement may be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.08    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 11.01 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Delaware Court of Chancery or (b) any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.09 shall be null and void, ab initio.

SECTION 10.10    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.11    Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Schedule or Purchaser Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party; provided that the nature and the relevance of the disclosure is reasonably apparent from the face and scope of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLERS
ENERGY CAPITAL PARTNERS I, LP By: ENERGY CAPITAL PARTNERS GP I, LLC, its General Partner By:Energy Capital Partners, LLC Its:Managing Member By: /s/ Jeff Spinner Name: Jeff Spinner Title: Vice President
ENERGY CAPITAL PARTNERS I-A, LP By: ENERGY CAPITAL PARTNERS GP I, LLC, its General Partner By:Energy Capital Partners, LLC Its:Managing Member By: /s/ Jeff Spinner Name: Jeff Spinner Title: Vice President
ENERGY CAPITAL PARTNERS I-B IP, LP By: ENERGY CAPITAL PARTNERS GP I, LLC, its General Partner By:Energy Capital Partners, LLC Its:Managing Member By: /s/ Jeff Spinner Name: Jeff Spinner Title: Vice President

ENERGY CAPITAL PARTNERS (CARDINAL IP), LP

By: ENERGY CAPITAL PARTNERS GP I,
LLC, its General Partner

By:Energy Capital Partners, LLC
Its:Managing Member

By: /s/ Jeff Spinner
Name: Jeff Spinner
Title: Vice President

REDBIRD GAS STORAGE LLC By:/s/ Robert D. Bondurant Name: Robert D. Bondurant Title: Vice President